Exhibit 4.5

FORM OF TRUST AGREEMENT

BETWEEN

T. ROWE PRICE TRUST COMPANY AND

EARLE M. JORGENSEN COMPANY

This TRUST AGREEMENT (“Agreement”) is made by and between EARLE M. JORGENSEN COMPANY, a Delaware corporation (“Employer”), and T. ROWE PRICE TRUST COMPANY, a Maryland limited purpose trust company (“Trustee”).

WITNESSETH

WHEREAS, the Employer sponsors and maintains the Earle M. Jorgensen Company Employee Capital Accumulation Plan and the Earle M. Jorgensen Stock Bonus Plan, both defined contribution plans; and

WHEREAS, the Employer now desires to merge the Earle M. Jorgensen Company Employee Capital Accumulation Plan into the Earle M. Jorgensen Stock Bonus Plan; and

WHEREAS, the combined plan will be known as the EARLE M. JORGENSEN RETIREMENT SAVINGS PLAN (“Plan”), which will continue as a defined contribution plan for the benefit of all eligible employees who participate under the terms of the Plan, including their beneficiaries and alternate payees (individually, “Participant” and, collectively, “Participants”); and

WHEREAS, the Employer intends that the Plan and related trust shall continue to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Employer and the Trustee desire to amend and restate the trust agreement and to name it the “Earle M. Jorgensen Retirement Savings Trust” and to address services to be performed by the Trustee and clarify responsibilities.

NOW, THEREFORE, the Employer and the Trustee agree as follows:

ARTICLE I. THE TRUST FUND

1.1 Establishment of Trust Fund. The Employer hereby establishes with the Trustee a trust fund consisting of such sums of U. S. currency and such other property acceptable to the Trustee as shall from time to time be paid to the Trustee pursuant to this Agreement. All such money and property, together with all investments and reinvestments made therewith and proceeds thereof, less any payments or distributions made by the Trustee pursuant to the terms of this Agreement, are referred to as the “Trust Fund”. The Trustee hereby accepts the Trust Fund and agrees to hold it in accordance with the express provisions of this instrument and the requirements of law.

The Trustee and the Employer agree that this Agreement does not apply, and the Trustee will not serve as trustee with respect to any Qualifying Employer Securities (as defined in section 2.3 herein) or other assets held pursuant to the employer stock ownership (“ESOP”) feature of the Plan in the event that Qualifying Employer Securities or other assets held pursuant to such ESOP feature are subject to any encumbrance or other provisions of a loan or installment obligation for their purchase.

1.2 Effective Date. This Agreement shall be effective as of August 1, 2005.

1.3 Named Fiduciary. The Investment Committee (“Investment Committee”) is a named fiduciary (“Named Fiduciary”) of the Plan within the meaning of Section 402(a)(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Investment Committee shall have the power and duties with respect to the management and control of the Trust Fund as set forth in the Plan and in this Agreement. The Trustee shall not be a Named Fiduciary of the Plan.

1.4 Nature of Trustee’s Duties. In performing its duties hereunder, the Trustee shall serve solely in the capacity of a directed trustee within the meaning of Section 403(a)(1) of ERISA. The Trustee shall not be deemed to be the “administrator” as defined in ERISA Section 3(16)(A), the “plan sponsor” as defined in ERISA Section 3(16)(B), or a trustee with discretion to perform duties pursuant to the terms of this Agreement.

1.5 Limitation of Trustee’s Duties. The Trustee shall have no duty to: (a) determine or enforce payment of any contribution due under the Plan; (b) inquire whether any contribution made to the Trust Fund is in accordance with the terms of the Plan or law; (c) determine the adequacy of the funding policy adopted by the Investment Committee; (d) inquire as to the propriety of any investment or distribution made under the Plan; or (e) ensure the tax qualified status of the Plan under the Code.

1.6 Tax Qualification and Compliance. The Employer hereby represents and warrants that the Plan, which is intended to qualify as a qualified and tax-exempt plan under Sections 401(a) and 501(a) of the Code, is and will continue to be operated in compliance with the Code, ERISA and other applicable laws. The Employer is responsible for maintaining the tax qualification of the Plan. Additionally, the Employer represents and warrants that it is in compliance with all U.S. securities laws with respect to offering Qualifying Employer Securities, as defined in Section 2.3 herein, under the Plan.

ARTICLE II. INVESTMENT OF THE TRUST FUND

2.1 Investment of the Trust Fund – In General. The Investment Committee shall be solely responsible for directing the Trustee as to the availability of each Investment Fund described in Section 2.3 and shall have responsibility for the overall diversification of the Trust Fund. The Trustee shall invest and reinvest the Trust Fund only as directed and the Trustee is specifically prohibited from having or exercising any discretion with respect to the investment of the Trust Fund.

2.2 Investment Powers of the Trustee. Subject to the limitations of Section 2.1, the Trustee shall invest and reinvest the Trust Fund as directed, free from any limitations imposed by state law on investments of trust funds and without distinction between income and principal, in any Investment Fund approved by the Investment Committee, including equity or debt securities, insurance policies and contracts, savings and time deposits, investment contracts issued by a bank, insurance company or other financial or similar institution, short-term instruments of deposit, registered investment companies (including any investment company, the advisor of which is an affiliate of the Trustee), investment partnerships or other pooled investments funds, common, collective or group trust funds (including any such fund held or maintained by the Trustee or an affiliate of the Trustee) for commingling assets of participating trusts, including but not limited to assets of retirement plans which are qualified under Section 401(a) of the Code (the instrument of trust creating any such qualified common, collective or group trust fund, to the extent of the Trust Fund’s equitable share thereof, being adopted hereby). The Trustee shall have the power to hold all or a portion of the Trust Fund uninvested pending receipt of clear and proper investment directions or pending receipt of a contribution amount which is necessary to carry out an investment direction.

2.3 Investment Funds. At the direction of the Investment Committee, the Trustee shall establish one or more separate investment funds within the Trust Fund, each separate fund being referred to as an “Investment Fund.” Investment Funds shall be established by direct investment or through the medium of a bank, trust fund, insurance contract or regulated investment company, as the Investment Committee shall direct. Each Investment Fund shall be held and administered as part of the Trust Fund, but shall be separately invested and accounted for. To the extent authorized by the Plan and conditioned on the Trustee’s acceptance of such property pursuant to Section 1.1 hereof, the Investment Committee may direct the Trustee to establish one or more Investment Funds all or a portion of the assets of which shall be invested in securities which constitute qualifying employer securities within the meaning of Section 407(d) of ERISA (“Qualifying Employer Securities”). Any such direction shall be deemed to include a certification by the Investment Committee that the acquisition and holding of such Qualifying Employer Securities does not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. The Employer shall be solely responsible for complying with any securities laws that may apply to Qualifying Employer Securities held in the Trust Fund. The Investment Committee shall be responsible for determining that the ability of Participants to direct their Plan investments into investment vehicles made available by the Investment Committee, including but not limited to their ability to acquire shares of Qualifying Employer Securities through the Plan, is not inconsistent with the terms of the Plan, including any investment policy that has been adopted by the Plan. In evidence of this, the Investment Committee shall complete an annual written certification substantially as provided in Exhibit “B”.

2.4 Participant Instructions. The Investment Committee’s investment direction to the Trustee may represent the aggregate of investment instructions of Participants with respect to the assets in each Participant’s Plan account. All references in this Agreement to directions or instructions provided by the Investment Committee shall be deemed to include Participant instructions that are provided to the Investment Committee or its agent, including any recordkeeper to the Plan authorized to receive Participant investment instruction, and delivered by the Investment Committee or its agent to the Trustee. The Investment Committee shall have the duty to select and monitor all Investment Funds or other investment media made available to Participants under the Plan. The Investment Committee or its agent shall ensure that all Participants who are entitled to direct the investment of assets in their Plan accounts previously received or receive a copy of all material describing such Investment Funds that is required by law. If a Participant fails to direct the investment of assets in the Participant’s Plan accounts as permitted by the Plan, the Named Fiduciary shall direct the Trustee as to the investment of such assets, as defined in the plan document.

2.5 Appointment of Investment Manager. The Investment Committee may appoint one or more investment managers, as defined in Section 3(38) of ERISA (“Investment Manager”) to manage, acquire and dispose of all or a portion of the Trust Fund or an Investment Fund. The Investment Committee shall provide the Trustee with written notice of the appointment of each Investment Manager and of the termination of such appointment and direct the segregation of that portion of the Trust Fund to be managed by the Investment Manager. The Investment Committee also shall provide the Trustee with a copy of the investment management agreement and an acknowledgement by the Investment Manager that it is a fiduciary with respect to the Plan within the meaning of Section 3(21)(A) of ERISA. The Trustee shall be entitled to rely on such documents until otherwise notified in writing by the Investment Committee. The Trustee shall invest and reinvest such portion of the Trust Fund under the management of the Investment Manager as directed by the Investment Manager. The Trustee shall be entitled to conclusively rely upon the valuation of any securities or other property held in any portion of the Trust Fund that is provided to it by such Investment Manager for all purposes under this Agreement.

2.6 Plan Loans. At the direction of the Named Fiduciary or its agent, including any recordkeeper who has agreed to process loans as defined in the recordkeeping agreement for the Plan, the Trustee shall invest assets of the Trust Fund in loans to Participants. Any such direction shall be deemed to include a certification by such Named Fiduciary or its agent that such loan is in accordance with provisions of the Plan and ERISA and does not constitute a “prohibited transaction” under ERISA. The Trustee shall accept as collateral for each Participant loan only the appropriate amount of the Participant’s Plan account designated by the Plan document or established policies. The Trustee shall invest all loan repayments in accordance with the directions of the Named Fiduciary or its agent and shall make distributions of defaulted loans as directed by the Named Fiduciary.

2.7 Investment and Insurance Contracts. In the event that insurance policies or contracts or investment contracts issued by a bank, insurance company or other financial or similar institution (including structured or synthetic investment contracts) are held in the Trust Fund at the direction of the Investment Committee or an Investment Manager (“Contracts”), the Trustee shall not be liable for the refusal or inability of any insurance company, bank or other financial institution to issue, change, pay proceeds or make payments due under any Contract; for the form, terms, genuineness, validity or sufficiency of any Contract; or for any delay in payment or proceeds due under any Contract. The Trustee shall not be responsible for the valuation of any Contract and the Trustee shall be entitled to conclusively rely upon such valuation provided by the issuer of the Contract for all purposes under this Agreement. The Trustee shall not be responsible for evaluating or monitoring the financial condition or status of any financial institution or insurance company issuing any such Contract which the Investment Committee or an Investment Manager directs the Trustee to hold or to purchase with the Trust Fund.

2.8 Trustee’s Duty and Responsibility with Respect to the Trust Fund. The Trustee shall have no duty to question any action or direction of the Employer, Investment Committee, an Investment Manager or a Participant (pursuant to the provisions of Section 5.3) or the failure of the Employer, the Investment Committee, an Investment Manager or a Participant to give directions, or to review the securities or other investments which are held pursuant to directions of the Employer, the Investment Committee, an Investment Manager or a Participant as to the investment, reinvestment, retention or disposition of any such assets. The Trustee shall not have any responsibility for diversification of such assets, for any loss to or depreciation of such assets resulting from the purchase, retention or sale of assets in accordance with the direction of the Employer, the Investment Committee, an Investment Manager or a Participant. The Trustee shall not be responsible for any investment action taken or omitted by the Trustee in accordance with any direction of the Employer, the Investment Committee, an Investment Manager or Participant; any investment inaction in the absence of an investment direction from the Employer, the Investment Committee, an Investment Manager or Participant; or any investment action taken by the Trustee pursuant to an order to purchase or sell securities placed by the Employer, the Investment Committee, an Investment Manager or Participant directly with a broker, dealer or issuer.

2.9 Knowledge of the Trustee. When the Trustee is subject to the direction of the Employer, the Investment Committee, or an Investment Manager in performing its duties under this Agreement, the Trustee’s responsibilities will be limited to certain ministerial duties with respect to the portion of the Trust Fund subject to such direction, which duties do not involve the exercise of any discretionary authority to manage or control Trust Fund assets and which duties will be performed in the normal course of business by employees of the Trustee, its affiliates or agents who are unfamiliar with investment management (“Directed Trustee Duties”). Except as required by Section 403(a)(1) of ERISA, the Trustee is not undertaking any duty or obligation, express or implied, to review, and will not be deemed to have reviewed, any transaction involving the investment of the Trust Fund which it is directed to perform by the Employer, the Investment Committee or an Investment Manager except to the extent necessary to perform these Directed Trustee Duties in accordance with such direction.

ARTICLE III. OTHER DIRECTED TRUSTEE DUTIES

3.1 Other Directed Trustee Duties. The Trustee is authorized and empowered with respect to the Trust Fund to perform the following Directed Trustee Duties necessary to effectuate the instructions and directions of the Investment Committee, the plan administrator (as defined in ERISA Section 3(16)(A)), an Investment Manager or a Participant:

a) To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted.

b) To register any investment held by it in the name of the Trustee or in the name of any custodian or its nominee, with or without words indicating that such securities are held in a fiduciary capacity, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund.

c) To hold or to appoint an agent or custodian to hold any property hereunder in bearer form or in its own name or the name of its nominee and to deposit or arrange for the deposit of any securities or other property in a securities depository or clearing agency; provided, however, that the Trustee may not serve as custodian or appoint or terminate a custodian for any plan assets, as defined in ERISA and the regulations thereunder, which are managed by an affiliate of the Trustee. Any agent or custodian so appointed shall be paid fees as mutually agreed upon by the Employer and the agent or custodian and paid in the same manner as other expenses of the Trust Fund. The Trustee shall not hold any property or securities hereunder in the same account as any individual property of the Trustee.

d) To retain custody of original executed documents evidencing loans to Participants made after the effective date of this Agreement and, to the extent provided to the Trustee by the Employer, original executed documents evidencing outstanding loans to Participants made prior to the effective date of this Agreement.

e) To employ suitable agents, counsel, financial consultants, valuation experts or other professionals (who may also be agents, counsel, consultants or experts for the Employer or the Investment Committee) and to pay their reasonable expenses and compensation out of the Trust Fund.

f) To trade all securities held in the Trust Fund as soon as possible after an order is received and processed by the Trustee or its agent in accordance with directions of the Employer, the Investment Committee or an Investment Manager, taking into account any trade delays which may occur due to stock market constraints or the liquidity of the security.

Each and all of the foregoing powers may be exercised without a court order or approval.

3.2 Valuation of Trust Fund. The Trustee, as of the valuation date set forth in the Plan and at such other time or times as is necessary or as the Trustee and the Investment Committee agree, shall determine the market value of the assets of the Trust Fund. The valuation shall be based upon valuations provided by Investment Managers, trustees of common trust funds, sponsors of registered investment companies, records of securities exchanges or valuation services, market data providers or qualified appraisers. The Trustee has no responsibility to review the valuations received from such sources and may rely upon such valuations without independent investigation. Notwithstanding the foregoing, the Trustee shall not be responsible for providing the value of any Contracts, as described in Section 2.7, or for any asset which is not liquid or not publicly traded, the value of which shall be provided by the Investment Committee. The Trustee may obtain the opinions of qualified appraisers, as necessary in the discretion of the Trustee, to determine the fair market value of Qualifying Employer Securities, the fees of which appraiser shall, unless paid by the Employer, be paid from the Trust Fund.

3.3 Trust Records. The Trustee shall keep accurate and detailed records of all receipts, investments, disbursements and other transactions required to be performed hereunder with respect to the Trust Fund. The Trustee agrees to treat as confidential all records and other information relative to the Trust Fund. The Trustee shall not disclose such records and other information to third parties except to the extent required by law or as requested in writing by the Employer. The Trustee agrees to permit the Employer to inspect the records of the Trust Fund maintained by the Trustee during regular business hours and to permit the Employer to audit the same upon the giving of reasonable notice to the Trustee. The Trustee further agrees that it will provide the Employer with information and records that the Employer may reasonably require in order to perform audits of such records.

3.4 Confidentiality/ Security of Records. Trustee and Employer agree to treat as confidential and use only in connection with this Agreement all Plan data, records, computer programs and software, reports and other documents, which are furnished to the other under this Agreement. Trustee and Employer will protect the security of such records and will not disclose such records or other information to third parties except as required by law or when requested to do so by the other; provided, however, that the Trustee may disclose such records or information to its agents in the course of performing its duties under this Agreement.

3.5 Accounting. Within 90 days after the close of the Plan’s fiscal year or such other period as the Employer and the Trustee may agree, and within 90 days after the resignation or removal of the Trustee, as provided herein, the Trustee shall file with the Employer a written account setting forth all investments, receipts, disbursement and other transactions effected by it during such fiscal year or during the period from the close of the last fiscal year to the date of such resignation or removal. Unless the Employer files written objections to such account with the Trustee within 180 days after the filing of such account with the Employer, the accounting shall be deemed to be approved and the Trustee shall, to the maximum extent permitted by applicable law, be released and forever discharged from all liability for further accountability to the Employer for the accuracy of such accounting and for the propriety of all acts and the transactions of the Trustee reflected in such account. If written objections are specified and the matters in controversy cannot be settled between the Employer and the Trustee, the Trustee may apply for a judicial settlement of the account, the costs of such settlement being allowed as an expense of the Trust Fund. The only necessary party thereto in addition to the Trustee shall be the Employer.

3.6 Distributions and Other Payments. The Trustee shall make payment to such persons, including the Employer, the Trustee, the Plan recordkeeper and Participants, as the Named Fiduciary or its agent, including any recordkeeper to the Plan who has agreed to the obligation, as described in the recordkeeping agreement may direct from time to time. Such Named Fiduciary shall be responsible for insuring that any distribution or other payment from the Trust Fund conforms to the provisions of the Plan and ERISA. Excluding those fees and expenses set forth in this Agreement and the Plan’s recordkeeping agreement, which may be paid from the Trust Fund if not paid directly by the Employer, such Named Fiduciary’s direction to pay fees or expenses relating to the administration of the Plan or Trust Fund shall be in the form of a certificate substantially in the form as set forth in Exhibit “A”. Notwithstanding any other provisions of this Agreement, the Trustee may condition any distribution or other payment of Trust Fund assets upon receipt of satisfactory assurances that the approval of appropriate governmental agencies or other authorities has been secured and that all notice and other procedures required by applicable law have been satisfied. The Trustee shall be entitled to rely conclusively upon such Named Fiduciary’s directions and shall not be liable for any distribution or other payment made in reliance upon such Named Fiduciary’s directions.

3.7 Limitation of Duties. The Trustee is a party to this Agreement solely for the purposes set forth herein and neither the Trustee nor any of its officers, directors, employees or agents shall have any duties or obligations with respect to the Trust Fund, except as expressly set forth herein. To the extent not prohibited by ERISA, the Trustee shall not be responsible in any way for any action or omission of the Employer or the Investment Committee with respect to the performance of the Employer’s or Investment Committee’s duties and obligations set forth in this Agreement and in the Plan. The Trustee may rely upon such information, direction, action or inaction of the Employer or the Investment Committee as being proper under the Plan or the Agreement and is not required to inquire into the propriety of any such information, direction, action or inaction.

ARTICLE IV. DUTIES OF THE EMPLOYER

4.1 General. The Employer, through the authority vested in its board of directors, has, through the Plan, established the Administrative Committee and the Investment Committee.

4.2 Designated Officer (as defined in the Plan) Acting as the Employer. The Designated Officer acting as the Employer has all powers necessary, incidental or desirable to act as an Employer and all powers necessary, incidental or desirable to carrying out the duties and rights assigned by the Plan or trust to the Designated Officer acting as the Employer. This grant of power is nonexclusive and, by way of illustration and not limitation, these powers will include the power to:

a) amend the Plan in any manner which, in the reasonable opinion of the Designated Officer acting as the Employer, does not have a material effect on cost to the Employer of, or benefits in the aggregate under, the Plan;

b) identify any person or entity as a Named Fiduciary, and allocate to them their duties and responsibilities, in the manner provided herein;

c) determine what expenses, if any, related to the operation and administration of the Plan or Trust and the investment of Plan or Trust assets, will be paid from Employer assets, subject to applicable law;

d) establish such policies and make such delegations or designations as may be necessary or incidental to the Designated Officer’s authority and control over the Plan or Trust acting as the Employer;

e) retain, monitor and terminate such service providers and advisors it considers appropriate to perform Employer activities with respect to the Plan or Trust and to delegate any of its duties, as appropriate, to such service providers and advisors; to determine appropriate fees for such service providers and advisors; and to ensure that appropriate contracts (under terms acceptable to the Designated Officer acting as the Employer) are signed and in place with such service providers and advisors;

f) consult with legal counsel, independent consulting or evaluation firms, accountants, actuaries, or other advisors, as necessary, to perform its functions;

g) determine the funding policy for the Plan, including the level of contributions to be paid by Participants and whether benefits are self-funded or insured;

h) add a corporation or business entity as an Employer and remove such corporation or entity as an Employer, on such terms and in such manner as the Designated Officer acting as the Employer in its discretion will determine;

i) meet any U. S. securities laws that may apply with respect to offering Qualifying Employer Securities as an investment option under the Plan. This includes, but is not limited to, registering such stock with the Securities and Exchange Commission (“SEC”) and other government agencies, filing reports with the SEC and other government agencies, and preparing prospectuses, proxy solicitations and other similar materials;

j) take any other action it deems necessary, incidental or desirable to the performance of the duties of the Designated Officer acting as the Employer, including the power to delegate that power to any persons;

k) transmit all Trust Fund contributions made by or on behalf of each Participant to the Trustee at such times and in such manner as is mutually agreed between the Employer and the Trustee;

l) provide the Trustee with such information and data relevant to the Plan as is necessary for the Trustee to properly perform its duties hereunder;

m) provide to the Trustee, on a timely basis, a copy of the Plan document including all amendments and restatements, and a copy of the Plan’s determination letter from the Internal Revenue Service;

n) determine that the contributions made by or on the behalf of each Participant are in accordance with any applicable federal and state law and regulations; and

o) assure that the Plan maintains qualified status under Section 401(a) of the Code at all times while any Plan assets are held in the Trust Fund.

4.3 Investment Committee Acting as Named Fiduciary. The Investment Committee, acting as a Named Fiduciary, has all the authority or discretion (as defined in the Plan) of an Investment Named Fiduciary. This grant of Authority or Discretion is exclusive, subject to the power of Investment Committee to allocate or delegate such Authority or Discretion pursuant to the procedures in the Plan and includes, but is not limited to, Authority or Discretion to:

a) appoint and remove the Trustee;

b) direct the Trustee as to the investment and reinvestment of the assets of the Trusts;

c) appoint an Investment Manager, in accordance wit the procedures in the Plan or Trust and by written notice in writing to the Trustee, to manage, acquire or dispose of that portion of the Trust over which the Investment committee acting as a Named Fiduciary have Authority or Discretion;

d) require that the Trustee is subject to the direction of the Investment Committee acting as a Named Fiduciary with respect to the Authority or Discretion for which the Investment Committee acting as a Named Fiduciary has Authority or Discretion;

e) establish written investment policies as to the Trust and ensure compliance with such policies and applicable law;

f) delegate management and control over assets of the Trust to an Investment Manager;

g) take all other actions already described in the Trust or which are necessary, incidental or desirable for the Investment Committee to fulfill its duties and obligations under the Trust; provide the Trustee with the value of any Contracts;

h) determine the suitability of and selecting every investment offered as an option under the Plan, including but not limited to Qualifying Employer Securities.

4.4 Administrative Committee Acting as Named Fiduciary. The Administrative Committee acting as a Named Fiduciary, as provided in the Plan, has all of the Authority or Discretion of a Named Fiduciary as provided in the Plan. This grant of Authority or Discretion is exclusive, subject to the power of the Administrative Committee to allocate or delegate such Authority or Discretion pursuant to the procedures in the Plan, and includes, but is not limited to Authority or Discretion to:

a) execute on behalf of the Plan or Trust, Administrative Service Agreements or other contracts which are legally enforceable and binding on the Plan and Trust, subject to ERISA;

b) determine that loans to Participants are made and administered in accordance with the Plan, ERISA and the Code;

c) determine that all payments, including distributions to Participants, are reasonable, proper and in accordance with the Plan, ERISA and the Code; and

d) determine whether any domestic relations order is “qualified” in accordance with Code Section 414(p) and directing the Trustee as to how to effect any such order.

ARTICLE V. VOTING, TENDER AND SIMILAR RIGHTS

5.1 General Provisions. Except to the extent otherwise provided in Section 5.3(a) of this Agreement, the Investment Committee (or the Investment Manager with respect to assets under its management) shall direct the Trustee as to the manner in which it shall: (i) vote in person or by proxy, general or special, any securities held in the Trust Fund; (ii) exercise conversion privileges, subscription rights and other options; and (iii) participate in or dissent from reorganizations, tender offers or other changes in property rights.

5.2 Receipt of Notices. Upon receipt, the Trustee shall transmit to the Investment Committee (or to the Investment Manager with the respect to assets under its management) all notices of conversion, redemption, tender, exchange, subscription, class action, claim in insolvency proceedings or other rights or powers relating to any investment in the Trust Fund, which notices are received by the Trustee from its agents or custodian, from issuers of securities and from the party (or its agents) extending such rights. The Trustee shall have no obligation to determine the existence of any conversion, redemption, tender, exchange, subscription, class action, claim in insolvency proceedings or other right or power relating to any investments in the Trust Fund.

5.3 Qualifying Employer Securities.

a) General. The Trustee shall exercise all voting or tender offer rights with respect to any Qualifying Employer Securities in the Trust Fund which are allocated to the Plan accounts of Participants in accordance with instructions from Participants. Each Participant shall be a named fiduciary within the meaning of Section 403(a)(1) of ERISA for the purpose of directing the voting and tendering of Qualifying Employer Securities allocated to his Plan account. The Named Fiduciary shall use reasonable procedures to inform Participants as to what action will be taken in the absence of the receipt of such affirmative instructions from the Participants. Each Participant may direct the Trustee, confidentially, how to vote or whether or not to tender the Qualifying Employer Securities representing shares allocated to his Plan account. Upon timely receipt of direction, the Trustee shall vote or tender all such shares of Qualifying Employer Securities as directed by the Participants. In the case of a tender offer or other right or options with respect to Qualifying Employer Securities, a Participant who does not issue valid directions to the Trustee to sell, offer to sell, exchange or otherwise dispose of such Qualifying Employer Securities shall be deemed to have directed the Trustee that such shares allocated to his Plan account remain invested in Qualifying Employer Securities. The Trustee is authorized to retain independent counsel and/or valuation experts to assist it in performing any of its duties or obligations in the event of a tender offer or other right or options with respect to Qualifying Employer Securities, the fees of which independent counsel or valuation expert shall, unless paid by the Employer, be paid from the Trust Fund. The Employer shall provide the Trustee with all information and assistance that the Trustee may reasonably request in order for the Trustee to perform its duties hereunder.

b) Voting Shares For Which No Participant Direction is Received. For all shareholder meetings the Trustee will vote shares of Qualifying Employer Securities allocated to Participants’ Plan accounts for which no Participant direction is received in the same proportion as shares that were affirmatively voted by Participants. Other than as provided for in Section 5.3(a) with respect to tender offers, the Investment Committee will not instruct the Trustee that the shares remain unvoted.

ARTICLE VI. RESIGNATION OR REMOVAL OF TRUSTEE

6.1 Resignation or Removal of Trustee. The Trustee may resign at any time upon 60 days prior written notice to the Employer and the Employer may remove the Trustee at any time upon 60 days prior written notice to the Trustee. If mutually agreed upon between the parties, the 60 days notice may be waived or reduced. Upon resignation or removal of the Trustee, the Investment Committee shall appoint a successor trustee. Upon receipt by the Trustee of written acceptance of such appointment by the successor trustee, the Trustee shall transfer and pay over to the successor the Trust Fund and all records (or copies) pertaining thereto. The Trustee is authorized, however, to reserve such sum of money or property as it may deem advisable for payment of any liabilities constituting a charge against the Trust Fund or against the Trustee, with any balance of such reserve remaining after payment of all such items to be paid over to the successor trustee. Upon the transfer and payment over of the assets of the Trust Fund and upon the settlement or approval of the account for the Trustee pursuant to Section 3.5 herein, the Trustee shall be released and discharged from any and all claims, demands, duties and obligations arising out of the Trust Fund and its management thereof.

6.2 Investment Committee’s Failure to Appoint Successor Trustee. If the Investment Committee has not appointed a successor trustee which has accepted such appointment as of the effective date of the Trustee’s resignation or removal, the Trustee shall have the right to apply to a court of competent jurisdiction for the appointment of such successor or for a determination of its rights and obligations, the costs of such action, unless paid by the Employer, being paid from the Trust Fund.

ARTICLE VII. AMENDMENT AND

TERMINATION OF THE TRUST AGREEMENT

7.1 Amendment. The Employer and the Trustee may amend this Agreement at any time by a written agreement between them; provided, however, that no such amendment shall make it possible for any part of the corpus or income of the Trust Fund to be used or diverted to purposes other than the exclusive benefit of Participants and defraying reasonable expenses of administering the Plan and trust created under this Agreement.

7.2 Termination. This Agreement and the trust created hereunder shall terminate upon the termination of the Plan, unless expressly extended by the Employer. The trust also shall terminate upon the dissolution or liquidation of the Employer where no successor has elected to continue the Plan and this Agreement. Termination of the trust shall be effected by distribution of all Trust Fund assets to the Participants or other persons entitled thereto pursuant to the direction of the Named Fiduciary, subject to the Trustee’s right to reserve funds as provided in Section 6.1 hereof. Upon the completion of such distribution, the Trustee shall be relieved from all further liability with respect to all amounts so paid.

ARTICLE VIII. MISCELLANEOUS

8.1 Exclusive Benefit. This trust has been established for the exclusive benefit of the Participants. Except as provided herein, it shall be impossible at any time prior to the satisfaction of all liabilities to the Participants for any part of the principal or income of the Trust Fund (other than such part as is required to pay taxes, administrative expenses or return of contributions to the Employer as provided in Section 8.2 herein) to be paid or diverted to the Employer or to be used for any purpose whatsoever other than for the exclusive benefit of the Participants.

8.2 Return of Contributions. The Trustee shall return contributions to the Employer upon the Employer’s written direction for any of the following reasons: (i) the contribution is made by reason of a mistake of fact as described in Section 403(c) of ERISA, (ii) the contribution is conditioned on initial qualification of the Plan under Section 401(a) of the Code and the Plan does not so qualify, or (iii) the contribution is conditioned on its deductibility under Section 404 of the Code and the contribution is not deductible. Contributions returned to the Employer under this Section 8.2 shall be paid to the Employer within one year after the Employer’s payment of such mistaken contribution, the date of denial of initial qualification or date of disallowance of the deduction, if the Employer so directs the Trustee in writing. In making such a return of assets to the Employer, the Trustee shall accept the Employer’s written direction as its warranty that such return is provided for in the Plan and complies with the Plan document and ERISA Section 403(c), and the Trustee may rely on such warranty without further investigation.

8.3 Nonalienation of Benefits. No rights or claims to any of the monies or other assets of the Trust Fund shall be assignable, nor shall such rights or claims be subject to garnishment, attachment, execution or levy of any kind; and any attempt to transfer, assign or pledge the same, except as specifically permitted by law, shall not be recognized by the Trustee.

8.4 Written Instruction. Any direction of the Employer or the Investment Committee pursuant to any provisions of this Agreement shall be set forth in writing from the Employer or the Investment Committee to the Trustee and the Trustee shall be fully protected in relying upon such written direction of the Employer or Named Fiduciary. For purposes of this Section 8.4, written instructions shall include the electronic or telephonic transmission of information or data as mutually agreed upon by the Trustee and the Employer. The Trustee shall be fully protected in relying upon any communication that the Trustee reasonably believes to have been given by the Employer or the Investment Committee or their duly authorized representatives, or any individual having apparent authority as such. The Trustee shall receive all directions or instructions in writing provided that the Trustee may accept oral directions for purchases or sales from the Investment Committee via telephone or other electronic procedures as agreed to between the Employer and the recordkeeper for the Plan.

8.5 Indemnification and Hold Harmless.

a) The Employer shall indemnify and hold harmless the Trustee (including its employees, representatives and agents) from and against any liability, loss or expense (including reasonable attorneys’ fees) arising out of: (i) the Trustee’s performance of its duties or responsibilities under this Agreement, except to the extent that such loss or expense arises from the Trustee’s own willful misconduct or negligence, (ii) any action taken by the Trustee in accordance with the direction or instructions of the Employer, the Investment Committee, a Participant or an Investment Manager, (iii) any matter relating to the Plan for which the Trustee has no responsibility, control or liability under this Agreement, and (iv) the failure of the Investment Committee or the Employer (including its employees, representatives and agents) to perform its duties under this Agreement or with respect to the Plan; provided, however, that this Section 8.5 shall not be construed to relieve the Trustee from responsibility or liability for any duty imposed upon directed trustees under Section 403(a)(1) of ERISA.

b) T. Rowe Price shall indemnify and hold harmless the Trustee (including its employees, representatives and agents) from and against any liability, loss or expense (including reasonable attorneys’ fees) arising out of: (i) the failure of the Trustee (including its employees, representatives and agents) to perform its duties under this Agreement, and (ii) the Trustee’s willful misconduct or negligence.

8.6 Trustee’s Fees, Expenses and Taxes. The Trustee shall be paid a fee of $2,000.00 annually as compensation for its services hereunder. The Trustee shall give 90 days advance written notice to the Employer whenever its fees are changed. Such fees, any taxes of any kind whatsoever which may be levied or assessed upon the Trust Fund, and any expenses incurred by the Trustee in the performance of its duties hereunder, including fees for legal services rendered to the Trustee, shall, unless paid by the Employer, be paid from the Trust Fund.

8.7 Merger, Consolidation or Transfer. In the event of the merger, consolidation or transfer of any portion of the Trust Fund to a trust fund held under any other plan, the Trustee shall dispose of all or part, as the case may be, of the Trust Fund, in accordance with the written directions of the Investment Committee, subject to the right of the Trustee to reserve funds as provided in Section 6.1 hereof.

8.8 Conflict with the Plan Document. In the event of any conflict between the provisions of the Plan document and this Agreement with respect to the rights or obligations of the Trustee, the provisions of this Agreement shall prevail.

8.9 Construction. Whenever used in this Agreement, unless the context indicates otherwise, the singular shall include the plural, the plural shall include the singular, and the male gender shall include the female gender.

8.10 Headings. Headings in this Agreement are inserted solely for convenience of reference and shall neither constitute a part of this Agreement, nor affect its meaning, construction or intent.

8.11 Severability. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions, and this Trust Agreement shall be construed and enforced as if such provision had not been included.

8.12 Surviving Sections. Notwithstanding any Sections of this Agreement to the contrary, Sections 6.1, 6.2, 7.2, 8.5 and 8.6 shall survive the termination of this Agreement.

8.13 Law Governing. This Agreement shall be administered, construed and enforced according to the laws of the State of Maryland and applicable federal law.

8.14 Notices. All notices and other communications shall be given or served in writing and sent to the Trustee at 100 East Pratt Street; Baltimore, Maryland 21202.

8.15 Predecessor and Successor Trustees. The Trustee shall not be responsible and shall have no liability for the acts or omissions of any of its predecessors or successors.

8.16 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the parties hereto.

8.17 Entire Agreement; Modification. This instrument contains the entire agreement of the parties signatory hereto. Except as provided in Section 8.6, no modification, amendment or waiver of any provision of this Agreement will be effective unless in writing and signed by all parties hereto.

8.18 Signature Authority. The person executing this Agreement on behalf of the Employer certifies that he or she is duly authorized by the Employer consistent with the terms of the Plan to do so.

IN WITNESS WHEREOF, the Employer and the Trustee have caused their duly authorized officers to execute this Agreement on the date as written below.

ATTEST/WITNESS:	T. ROWE PRICE TRUST COMPANY

By:
Vice President

Date:

ATTEST/WITNESS:	EARLE M. JORGENSEN COMPANY

By:

Title:

Date:

EXHIBIT A

TO THE TRUST AGREEMENT BETWEEN

T. ROWE PRICE TRUST COMPANY AND EARLE M. JORGENSEN COMPANY

PAYMENT OF PLAN EXPENSES FROM THE TRUST FUND

Excluding Plan recordkeeping and Trustee fees and expenses, the Employer shall submit to the Trustee all expenses to be charged to the Trust Fund. Each submission also shall include the following certification executed by the Named Fiduciary:

I hereby certify that these expenditures reflect administrative expenses solely for the Earle M. Jorgensen Retirement Savings Plan for the period of                      and that such expenses are proper and reasonable.

Each submission shall also include an explanation of the purpose of the expenditure and an invoice where relevant.

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EXHIBIT B

TO THE TRUST AGREEMENT BETWEEN

T. ROWE TRUST COMPANY AND EARLE M. JORGENSEN COMPANY

CERTIFICATION OF INVESTMENT POLICY

The Employer shall submit to the Trustee the following certification, executed by the Investment Committee, at the beginning of each plan year:

I represent that I am an authorized representative of the Investment Committee of the Earle M. Jorgensen Retirement Savings Plan (“Plan”). In such capacity, I hereby certify that the ability of Plan Participants to direct their Plan investments into investment vehicles made available by the Investment Committee, including but not limited to their ability to acquire shares of Qualifying Employer Securities through the Plan, is not inconsistent with the terms of the Plan, including any investment policy that has been adopted by the Plan.

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